SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):     April 17, 2003

MOTIENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

0-23044

93-0976127

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

10802 Parkridge Boulevard

Reston, Virginia  20191-5416

(703) 758-6000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal

executive offices)

Item 4.    Changes in Registrant’s Certifying Accountant

Previous Independent Accountants

On April 17, 2003, Motient Corporation (“Motient” or the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent accountants, effective upon the completion of services related to the audit of Motient’s consolidated financial statements for the period May 1, 2002 to December 31, 2002.  Motient’s Audit Committee of the Board of Directors recommended the change in independent accountants and the Board of Directors approved this decision.

PwC was appointed in July 2002 and has not reported on any consolidated financial statements for any fiscal period.

For the period since PwC’s appointment through April 17, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report, except that PwC and Motient disagreed on the following accounting and auditing matters related to certain 2000 and 2001 transactions:

•                     Allocation of initial proceeds received by Motient from Mobile Satellite Ventures (“MSV”), an equity investee, upon the formation of MSV in June 2000.  The initial proceeds were allocated to deferred revenue under a research and development agreement, a deposit on the expected future purchase of certain of Motient’s assets and a payment for the right of certain investors in MSV to convert their ownership in MSV into shares of Motient common stock (“Investor Conversion Right”);

•                     The subsequent accounting for the portion of the proceeds allocated to the deposit on certain of Motient’s assets and to the Investor Conversion Right;

•                     Recording, in the fourth quarter of 2001, of previously unrecognized losses associated with Motient’s investment in MSV;

•                     Recording of an increase in the value of Motient’s investment in MSV under Staff Accounting Bulletin No. 51, Accounting for Sales of Stock of a Subsidiary, upon MSV’s acquisition of assets from a third party company in November 2001 in exchange for cash, a note and equity in MSV;

•                     Recognition of gain on the sale of certain assets from Motient to MSV in November 2001;

•                     Allocation of proceeds from the sale of Motient’s transportation business to Aether Systems, Inc. (“Aether”) in November 2000 and the impact on gain recognition;

•                     Amortization period for the deferred revenue related to the sale of a perpetual license to Aether in November 2000; and

•                     Recognition of costs associated with certain stock options granted to Motient employees who subsequently transferred to Aether upon the sale of Motient’s transportation business in November 2000.

The foregoing matters, including the related ultimate accounting treatment, are further described in Motient’s Current Report on Form 8-K dated March 14, 2003.  Each of the matters about which Motient and PwC initially disagreed were ultimately resolved to the satisfaction of PwC.  These matters were reviewed by the Audit Committee of Motient’s Board of Directors and the Audit Committee discussed these matters with PwC.

Motient has authorized PwC to respond fully to the inquiries of Ehrenkrantz Sterling & Co. LLC (the new independent accountants — see below) concerning the subject matter of each of the items about which Motient and PwC initially disagreed.

For the period since PwC’s appointment through April 17, 2003, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

Motient has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated April 22, 2003, is filed as Exhibit 99.1 to this Form 8-K.

New Independent Accountants

Motient engaged Ehrenkrantz Sterling & Co. LLC as its independent accountants on April 17, 2003 to (i) re-audit Motient’s consolidated financial statements for the fiscal year ended December 31, 2000, the fiscal year ended December 31, 2001 and (ii) audit Motient’s consolidated financial statements for the interim period from January 1, 2002 to April 30, 2002, and the fiscal year that will end on December 31, 2003.

During the two most recent fiscal years and through April 17, 2003, neither Motient nor anyone acting on its behalf consulted Ehrenkrantz Sterling & Co. LLC on the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on Motient’s consolidated financial statements, and neither a written report was provided to Motient nor oral advice was provided that Ehrenkrantz Sterling & Co. LLC concluded was an important factor considered by Motient in reaching a decision as to the accounting, auditing or financial reporting issue.  During the two most recent fiscal years and through April 17, 2003, Motient did not consult with Ehrenkrantz Sterling & Co. LLC regarding any matter that was the subject of a disagreement with PwC, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or with regard to any “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Motient has provided Ehrenkrantz Sterling & Co. LLC with a copy of the disclosures set forth in this report on Form 8-K.

Item 5.        Other Events

On April 17, 2003, Motient appointed Christopher W. Downie as Vice President, Chief Financial Officer and Treasurer, effective immediately.

Item 7.        Financial Statements and Exhibits

(c)      Exhibits

The Exhibit Index hereto is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIENT CORPORATION

By:	/s/ Walter V. Purnell, Jr.
President and Chief Executive Officer

Date:  April 23, 2003

EXHIBIT INDEX

The following document is filed as an exhibit to the report:

99.1     Letter from PricewaterhouseCoopers LLP (filed herewith) to the Securities and Exchange Commission dated April 22, 2003.